Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Dreyfus Investment Funds:

We consent to the use of our reports, dated November 23, 2016, with respect to the financial statements of  Dreyfus Diversified Emerging Markets Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus Tax Sensitive Total Return Bond Fund and Dreyfus/Newton International Equity Fund, each a series of Dreyfus Investment Funds, as of September 30, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

January 26, 2017